Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	312-819-7259
Email:	andy.rieth@hill-rom.com

Media
Contact:	Larry Baumann, Executive Director, Corporate Communications
Phone:	312-819-7248
Email:	larry.baumann@hill-rom.com

Hill-Rom Appoints Carlyn Solomon New Chief Operating Officer

CHICAGO, Ill., October 9, 2014 – Hill-Rom (NYSE: HRC) today announced the appointment of Carlyn D. Solomon, 52, as its Chief Operating Officer.  Solomon will be responsible for all Hill-Rom’s global commercial, research and development, quality assurance and regulatory affairs, and supply chain operations.  He will join Hill-Rom in November.

A seasoned health care executive, Solomon joins Hill-Rom from Edwards Lifesciences, where he worked for nine years, most recently as Corporate Vice President for Edwards’ Critical Care and Vascular businesses.  Before that, Solomon was the Vice President of Corporate Strategy and General Manager of Edwards’ Cardiac Surgery Systems business.  In each of these positions, Solomon significantly accelerated revenue growth and improved profitability.

“We are delighted to have someone of Carlyn’s proven ability joining Hill-Rom,” said John Greisch, Hill-Rom’s President and CEO.  “Carlyn’s expertise in growing businesses and improving operations makes him the ideal COO for us, and will enable me to devote much more of my attention to our growth strategy.  I am very pleased to welcome Carlyn to the Hill-Rom team.”

Before joining Edwards, Solomon spent 18 years at Baxter International, where he held positions of increasing responsibility, including Interim President of Baxter’s BioScience division, VP of Global Operations for that same division and, before that, Director of Manufacturing and Supply Chain for Baxter’s Medication Delivery/IV Systems division.

About Hill-Rom
Hill-Rom is a leading global medical technology company with more than 7,000 employees in over 100 countries. We partner with health care providers by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Clinical Workflow, Surgical Safety and Efficiency and Respiratory Health. Around the world, Hill-Rom's people, products, and programs work towards one mission: Enhancing outcomes for patients and their caregivers.

www.hill-rom.com
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